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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                          Commission File No. 0-20746

                                LF BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                             317 N. Fifth Avenue
                        Laurel, Mississippi 39441-1469
                                 (601) 649-4411
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.01 par value
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of each class of securities for which a duty to file reports under section 13(a) or 15(d) remains)

          Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or
                       suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    /X/           Rule 12h-3(b)(1)(ii)   / /
        Rule 12g-4(a)(1)(ii)   / /           Rule 12h-3(b)(2)(i)    / /
        Rule 12g-4(a)(2)(i)    / /           Rule 12h-3(b)(2)(ii)   / /
        Rule 12g-4(a)(2)(ii)   / /           Rule 15d-6             / /
        Rule 12h-3(b)(1)(i)    / /

Approximate number of holders of record as of the certification or notice date:
None

Pursuant to the requirements of the Securities Exchange Act of 1934, BancorpSouth, Inc., which LF Bancorp, Inc. merged with and into, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  January 22, 1996                       BANCORPSOUTH, INC.


                                               By: /s/ Cathy M. Robertson
                                                   ----------------------
                                                   Cathy M. Robertson
                                                   First Vice President and
                                                   Corporate Secretary